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                      December 17, 2020

       Chris Carlson
       Chief Financial Officer
       Vertex Energy Inc.
       1331 Gemini Street, Suite 250
       Houston, TX 77058

                                                        Re: Vertex Energy Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2019
                                                            Filed March 4, 2020
                                                            File No. 001-11476

       Dear Mr. Carlson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation